Exhibit 23.2

CONSENT OF PRIOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-119928 on Form S-3 of our report dated October 12, 2005, relating to the consolidated financial statements and financial statement schedule of Bioenvision, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Bioenvision, Inc. for the year ended June 30, 2006.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

March 26, 2007